UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
         ---------------------------------------------------------------
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
        -----------------------------------------------------------------
                         CLUB CORPORATION INTERNATIONAL
             (Exact name of Registrant as specified in its charter)

               NEVADA                         75-1311242
     (State or other jurisdiction of       (I.R.S. Employer
     incorporation or organization)        Identification No.)

              3030 LBJ FREEWAY, DALLAS, TEXAS 75234, (972) 243-6191
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          CLUB CORPORATION INTERNATIOAL
                                OMNIBUS STOCK PLAN
                              (Full title of Plan)

                               JAMES P. McCOY, JR.
                          EXECUTIVE VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER
                           3030 LBJ FREEWAY, SUITE 700
                               DALLAS, TEXAS 75234
                                 (972) 243-6191

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
     ----------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE




Titles of Each                          Proposed            Proposed
Class of Securities   Amount to be      Maximum Offering    Maximum Aggregate    Amount of
to be Registered      Registered        Price Per Share     Offering Price (1)   Registration Fee
--------------------  ----------------  ------------------  -------------------  -----------------

Common Stock,
 .01 par value        4,000,000 shares  $         5.37 (1)  $        21,480,000  $           6,337
--------------------  ----------------  ------------------  -------------------  -----------------



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended, based on book value of the Common Stock as of March 25, 1998, the latest practicable date prior to the date of filing this Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.
         -----------------

     Not required to be filed with this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
         ------------------------------------------------------------

     Not required to be filed with this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ----------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement, except to the extent that any statement or information therein is modified or superseded by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any statement so modified will not be deemed a part of this Registration Statement, except as so modified, and any statement so superseded will not be deemed part of this Registration
Statement:

     (a) The Registrant's latest Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to Sections 13(a) or 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the Registrant's latest fiscal year.

     (b) The Registrant's latest Quarterly Report on Form 10-Q for the quarterly period ended March 25, 1998, filed pursuant to the Exchange Act.

     (c) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the year covered by the audited financial statements contained in the Annual Report referred to in (a) above.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM  4.    DESCRIPTION  OF  SECURITIES.
            ----------------------------

     Registrant's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share. As of March 25, 1998, there were 85,003,839 shares of Common Stock outstanding and approximately 320 stockholders of record. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. Each share of Common Stock entitles the holder thereof to one vote. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by applicable law, a majority vote is sufficient for any action that requires the vote or concurrence of stockholders. Holders of Common Stock do not have any subscription, redemption or conversion rights. However, the trustees of the ClubCorp Stock Investment Plan ("SIP") have the right to require the Registrant to purchase the Common Stock held by the SIP at the current appraised value as necessary to meet the requirements of the Employment Retirement Income Security Act and the SIP. Common Stock issued hereunder is not subject to statutory or other preemptive rights. Upon liquidation of Registrant, the holders of Common Stock are entitled to share ratably in the net assets of Registrant remaining after payment of liabilities. All shares of Common Stock issued and outstanding are fully paid and non-assessable. Registrant has never paid dividends on the Common Stock, and no such dividends should be expected in the foreseeable future. Registrant expects to continue its policy of retaining earnings for use in its business.

ITEM  5.    INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.
            -------------------------------------------

     Not  applicable.

ITEM  6.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.
            ----------------------------------------------

     Registrant and many of its subsidiaries have adopted charter and/or bylaw provisions that require such corporations to indemnify, to the maximum extent permissible under applicable law, each of their directors, officers, employees and agents against any liability that they may incur in connection with or resulting from any threatened, pending or completed legal proceeding inquiry or investigation by reason of the fact that any such person is or was a director, officer, employee or agent of the corporation. Registrant has authority under
Section 78.751 of Nevada General Corporation Law (the "NGCL") to indemnify its directors, officers, employees and agents to the extent provided in such statute. The Articles of Incorporation, as amended, of Registrant (the
"Articles"), provide for indemnification of such persons to the full extent permitted by the NGCL. The Articles also limit or eliminate the liabilities of directors and officers to Registrant and its stockholders in certain circumstances.

     As permitted by the NGCL, Registrant maintains an executive liability and indemnification insurance policy with a limit of liability of $5 million per policy period. The insurance policy generally covers the wrongful acts of the directors and officers of Registrant and its subsidiaries (excluding Franklin Federal Bancorp, a Federal Savings Bank and First Federal Financial Corporation). The policy coverage is subject to a number of exclusions, which include: (1) violations of federal or state securities laws; (2) violations of federal or state antitrust laws; (3) violations of federal or state environmental laws; (4) violations of the Employee Retirement Income Security Act of 1974, as amended; (5) libel or slander; and (6) stockholder derivative actions. Registrant purchases such insurance policy on an annual basis, with the current policy period expiring on October 19, 1998.

ITEM  7.    EXEMPTION  FOR  REGISTRATION  CLAIMED.
            --------------------------------------

     Not  applicable.

ITEM  8.    EXHIBITS.
            ---------

     The Exhibits to this Registration Statement are listed in the Index to Exhibits of this Registration Statement, which Index is incorporated herein by reference.

ITEM  9.    UNDERTAKINGS.
            -------------

     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(I) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures


Pursuant to the requirements of the Securities Act of 1933, the trustees who administer the Club Corporation International Omnibus Stock Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 18th day of June, 1998.

CLUB CORPORATION INTERNATIONAL OMNIBUS STOCK PLAN


CLUB CORPORATION INTERNATIONAL
Plan Administrator


By:     /s/ Kim S. Besse
Name:   Kim S. Besse
Title:  Plan Administrator

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 18th day of June, 1998.

CLUB CORPORATION INTERNATIONAL


By:     /s/ James P. McCoy, Jr.
Name:   James P. McCoy, Jr.
Title:  Chief Financial Officer and
        Executive Vice President




INDEX TO EXHIBITS
Exhibit
Number             Exhibit
-----------------  --------------------------------------------------
4.1                Articles of Incorporation, as amended, of
                   Club Corporation International (Filed as
                   Exhibit 3.1 to the Registrant's Registration
                   Statement on Form S-1 Registration
                   No. 33-83496)
4.2                Bylaws, as amended, of Club Corporation
                   International (Filed as Exhibit 3.2 to the
                   Registration Statement on Form S-1
                   Registration No. 33-83496)
4.3                Club Corporation International Omnibus Stock Plan
5.1                Opinion of Hughes & Luce, L.L.P.
15.1               Letter from KPMG Peat Marwick LLP
                   regarding unaudited interim financial
                   statements
23.1               Consent of Hughes & Luce, L.L.P.
                   (contained in Exhibit 5.1)
23.2               Consent of KPMG Peat Marwick LLP
24.1               Power of Attorney
